Exhibit 99.1

News Release		(Williams Logo)
NYSE: WMB
Date:	July 21, 2008

Williams Signs $166 Million Deal for Barnett Shale Natural Gas Reserves

TULSA, Okla. – Williams (NYSE: WMB) today announced that it has agreed to purchase privately held Aspect Abundant Shale LP’s and other parties’ interests in north Texas’ Barnett Shale for approximately $166 million cash. The parties expect the transaction to close in September.

The assets represent an estimated 175 billion cubic feet equivalent (Bcfe) of proved, probable and possible reserves on approximately 10,000 net acres – located primarily in Tarrant, Johnson and Hood counties.

At year-end 2007, Williams had an estimated 277 Bcfe of proved, probable and possible reserves in the Barnett Shale. Williams’ acreage position in the play prior to this agreement was approximately 34,000 net acres.

Williams has four drilling rigs operating in the Barnett Shale. The company plans to add two rigs in north Texas to begin developing the new acreage.

“Williams originally entered the Barnett Shale in 2005. Over the past three years, we’ve focused on gaining efficiencies in the area by adding size and scale through a number of attractive bolt-on acquisitions like this,” said Ralph Hill, president of Williams’ exploration & production business.

“As we saw with our recent purchase of significant reserves in the Highlands area of Colorado’s Piceance Basin, we’re successfully adding new resource potential to Williams’ overall E&P portfolio,” Hill added.

The proposed acquisition also includes 41 existing producing wells with daily net production of approximately 9 million cubic feet equivalent (MMcfe). In the first quarter of 2008, Williams produced an average of 38 MMcfe per day on a net basis in the Barnett Shale.

About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas.  Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332
Richard George
Williams (investor relations)
(918) 573-3679

# # #

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.